Exhibit 4.3

U.S.I. HOLDINGS CORPORATION

HASTINGS-TAPLEY INSURANCE AGENCY LONG-TERM INCENTIVE PLAN

SECTION 1. Purposes; Definitions. The purposes of the U.S.I. Holdings Corporation Hastings-Tapley Insurance Agency Long-Term Incentive Plan (the “Plan”) are to promote the ability of U.S.I. Holdings Corporation, a Delaware corporation (the “Company”), to retain certain key employees who were employees of the Hastings-Tapley Insurance Agency, Inc. (“H-T”) immediately before the consummation of the merger of Hastings-Tapley Acquisition Sub, Inc., which was a wholly-owned subsidiary of the Company, with and into H-T, and to enhance the growth and profitability of the Company.

For purposes of the Plan, the following initially capitalized words and phrases will be defined as set forth below, unless the context clearly requires a different meaning:

a. “Affiliate” means, with respect to a Person, a Person that directly or indirectly controls, or is controlled by, or is under common control with such Person.

b. “Award” means a grant of Stock Units pursuant to the provisions of the Plan.

c. “Board” means the Board of Directors of the Company, as constituted from time to time; provided, however, that if the Board appoints a Committee to perform some or all of the Board’s administrative functions hereunder pursuant to Section 2, references in the Plan to the “Board” will be deemed to also refer to that Committee in connection with administrative matters to be performed by that Committee.

d. “Committee” means a committee appointed by the Board in accordance with Section 2 of the Plan.

e. “Common Stock” means the Company’s voting common stock, $0.01 par value per share.

f. “Grant Notice” means the Notice of Stock Unit Grant from the Company to the Participant.

g. “Liquidity Event” means the earlier to occur of (i) the sale, transfer, assignment or other disposition (including by merger, consolidation, recapitalization or otherwise) by stockholders of the Company, in one transaction or a series of related transactions, of at least a majority of the voting power represented by the then outstanding capital stock of the Company, on a fully-diluted basis, taking into consideration all securities then convertible into Common Stock (regardless of vesting or other such restrictions), to one or more Persons or (ii) the sale of substantially all the assets of the Company (other than a transfer of financial assets made in the ordinary course of business for the purpose of securitization) in one transaction or a series of related transactions, to one or more Persons.

h. “Participant” means an employee of H-T to whom an Award is granted.

i. “Person” means an individual, partnership, corporation, limited liability company, trust, joint venture, unincorporated association, or other entity or association, other than the Company or an Affiliate.

j. “Share” means a share of Common Stock, subject to substitution or adjustment as provided in Section 3(b) hereof.

k. “Stock Unit” means a promise of the Company to deliver a Share at a specified future date.

l. “Stock Unit Agreement” means, with respect to any particular Award, the written document that sets forth the terms of that particular Award.

m. “Vesting Date” means, unless otherwise provided in the Stock Unit Agreement, the earlier to occur of (i) the first anniversary of the Date of Grant, as set forth in the Grant Notice or (ii) the date on which the Company consummates a Liquidity Event.

SECTION 2. Administration.

a. The Committee. The Plan shall be administered by a Committee or, if no Committee has been appointed, by the Board. The Committee shall consist of two or more individuals appointed by the Board. The Committee shall have such authority and be responsible for such functions as the Board has assigned to it. Any reference to the Board in the Plan shall be construed as a reference to the Committee to the extent the Board has assigned a particular function.

b. Authority of the Board. Subject to the provisions of the Plan, the Board, acting through the Committee, shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan. All decisions, interpretations and other actions of the Committee or Board shall be final and binding on Participants and persons deriving rights from Participants.

SECTION 3. Shares Subject to the Plan.

a. Limitations. Shares offered under the Plan may be authorized but unissued Shares or treasury Shares. The aggregate number of Shares that may be issued under the Plan shall not exceed 150,000 Shares, subject to adjustment pursuant to Section 3(b). The number of Shares that are subject to Stock Units at any time under the Plan shall not exceed the number of Shares that then remain available for issuance under the Plan. The Company, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan.

b. Other Adjustment. In the event of any recapitalization, stock split or combination, stock dividend or other similar event or transaction affecting the Shares, equitable substitutions or adjustments may be made by the Board, in its sole and absolute discretion, to the aggregate number, type and issuer of the securities reserved for issuance under the Plan and to the number, type and issuer of Stock Units.

SECTION 4. Eligibility. Key employees of H-T, as determined by the Board, are eligible to be granted Awards under the Plan.

SECTION 5. Stock Units.

a. Issuance. The Board will determine the time or times within which Stock Units may be issued and may be subject to restrictions, and all other conditions of such Awards.

b. Stock Unit Agreement. Each Award of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the Participant and the Company. Such Award shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Board deems appropriate for inclusion in a Stock Unit Agreement. The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical.

c. Delivery of Certificates. Unless otherwise provided in the Participant’s Stock Unit Agreement, the certificates for all Shares subject to such Stock Unit Agreement will be delivered to the Participant, the Participant’s representative (if the Participant has suffered a disability), or the Participant’s estate or heir (if the Participant has died), as soon as practicable following the Vesting Date.

d. Alternative Delivery of Certificates. Notwithstanding anything to the contrary contained herein, the Company may create a share reserve account with its transfer agent into which it shall place any Shares issued pursuant to a Stock Unit Agreement in lieu of delivering certificates for such Shares as otherwise set forth herein.

SECTION 6. Amendments and Termination. The Board may amend, alter or discontinue the Plan at any time, but no amendment, alteration or discontinuation will be made which would impair the rights of a Participant with respect to an Award, without that Participant’s consent.

SECTION 7. General Provisions.

a. The Board may require each Participant to represent to and agree with the Company in writing that the Participant is acquiring securities of the Company for investment purposes and without a view to distribution thereof and as to such other matters as the Board believes are appropriate. The certificate evidencing any securities issued pursuant to an Award may include any legend which the Board deems appropriate to reflect any restrictions on transfer and compliance with securities laws.

All certificates for Shares or other securities delivered under the Plan will be subject to such share-transfer orders and other restrictions as the Board may deem advisable under the rules, regulations, and other requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, any stock exchange or inter-dealer quotation system upon which the Shares are then listed, and any other applicable federal or state securities laws, and the Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

b. Nothing contained in the Plan will prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

c. The adoption of the Plan will not confer upon any employee of the Company or any Affiliate any right to continued employment with the Company or such Affiliate, nor will it interfere in any way with the right of the Company or such Affiliate to terminate the employment of any of its employees at any time.

d. No later than the date as of which an amount first becomes includible in the gross income of the Participant for U.S. federal income tax purposes with respect to any Award under the Plan, the Participant will pay to the Company, or make arrangements satisfactory to the Board regarding the payment of, any U.S. federal, state, local or other taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Board, the minimum required withholding obligations may be settled with Shares, including Shares that are part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan will be conditioned on such payment or arrangements and the Company will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

SECTION 8. Effective Date of Plan. The Plan will become effective on the date that it is adopted by the Board .

SECTION 9. Term of Plan. The Plan will continue in effect until terminated in accordance with Section 6.

SECTION 10. Invalid Provisions. In the event that any provision of the Plan is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability will not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions will be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.

SECTION 11. Governing Law. The Plan and all Awards granted hereunder will be governed by and construed in accordance with the laws and judicial decisions of the State of Delaware, without regard to the application of the principles of conflicts of laws.

SECTION 12. Board Action. Notwithstanding anything to the contrary set forth in the Plan, any and all actions of the Board or Committee, as the case may be, taken under or in connection with the Plan and any agreements, instruments, documents, certificates or other writings entered into, executed, granted, issued and/or delivered pursuant to the terms hereof, will be subject to and limited by any and all votes, consents, approvals, waivers or other actions of all or certain stockholders of the Company or other persons required by:

a. the Company’s Certificate of Incorporation (as the same may be amended and/or restated from time to time);

b. the Company’s Bylaws (as the same may be amended and/or restated from time to time); and

c. any other agreement, instrument, document or writing now or hereafter existing, between or among the Company and its stockholders or other persons (as the same may be amended from time to time).

SECTION 13. Notices. Any notice to be given to the Company pursuant to the provisions of the Plan shall be addressed to the Company in care of its Secretary (or such other person as the Company may designate from time to time) at its principal executive office, and any notice to be given to a Participant shall be delivered personally or addressed to him or her at the address as reflected in the personnel records of the Company. Any such notice shall be deemed duly given on the date and at the time delivered via personal, courier or recognized overnight delivery service or, if sent via telecopier, on the date and at the time telecopied with confirmation of delivery or, if mailed (which mailing shall be by overnight United States mail, return receipt requested) at the time delivered. Delivery of a notice by telecopy (with confirmation) shall be permitted and shall be considered delivery of a notice notwithstanding that it is not an original that is received.

ADOPTION AND APPROVAL OF PLAN

Date Plan adopted by Board: May 21, 2003